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                                                                    EXHIBIT 5.1

                          CALFEE, HALTER & GRISWOLD
                              ATTORNEYS AT LAW
                    -------------------------------------
                       1400 McDonald Investment Center
               800 Superior Avenue  Cleveland, Ohio 44114-2688
                       216/622-8200  Fax 216/241-0816



                                  May 10, 1996




Collaborative Clinical Research, Inc.
20600 Chagrin Boulevard
Cleveland, Ohio  44122


                 In connection with the filing by Collaborative Clinical Research, Inc., an Ohio corporation (the "Company"), with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 with respect to up to 2,300,000 Common Shares, without par value, of the Company (the "Shares") to be sold by the Company (including up to 300,000 Common Shares which may be issued and sold to the Underwriters upon exercise of their over-allotment option), we have examined the following:

              (i) the form of Fifth Amended and Restated Articles of Incorporation and the form of Third Amended and Restated Code of Regulations of the Company, as the same will be in effect upon the closing of the public offering described in the Registration Statement;

             (ii) the form of Registration Statement on Form S-1, Registration No. 333-2140 (including Exhibits thereto), as amended, filed with the Securities and Exchange Commission (the "Registration Statement");

            (iii) the form of Underwriting Agreement pursuant to which all of the Shares are to be purchased by the Underwriters and resold in the public offering;

             (iv) the records relating to the organization of the Company and such other documents as we deemed it necessary to examine as a basis for the opinions hereinafter expressed.

                 Based upon the foregoing, we are of the opinion that:

              (i) The Company is incorporated and validly existing under the laws of the State of Ohio.
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                          CALFEE, HALTER & GRISWOLD

Collaborative Clinical Research, Inc.
May 10, 1996
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             (ii)         Upon the filing of the Fifth Amended Articles of
                          Incorporation of the Company with the Secretary of State of the State of Ohio, the Shares to be issued and sold by the Company, when issued and sold in the manner contemplated by the Registration Statement and the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

                 We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the laws of the State of Ohio. We express no opinion under the laws of any other jurisdiction.

                 This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Shares, and this letter and the opinions stated herein may not be relied upon for any other purpose or by any persons other than the Directors and executive officers of the Company.

                 We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                                   Respectfully submitted,


                                                   /s/ Calfee, Halter & Griswold

                                                   CALFEE, HALTER & GRISWOLD